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                                                                     EXHIBIT (d)

                                                                 March 14, 1997

Western Resources, Inc.,
 818 S. Kansas Avenue,
  Topeka, Kansas 66612.

Ladies and Gentlemen:

  As counsel to Western Resources, Inc., a Kansas corporation, in connection with its offer to exchange cash and shares of its common stock for common shares of ADT Limited, a company incorporated under the laws of Bermuda (the "Exchange Offer"), we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus dated March 14, 1997 for the Exchange Offer.

  We hereby consent to the reference to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours.

                                          /s/ Sullivan & Cromwell